UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2012

Astec Industries, Inc.

(Exact name of registrant as specified in its charter)

Tennessee	001-11595	62-0873631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 Shepherd Road
Chattanooga, Tennessee 37421
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (423) 899-5898

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement
    On October 31, 2012, Astec Industries, Inc., a Tennessee corporation, and The Charles Machine Works, Inc. of Perry, Oklahoma, entered into definitive agreements (the Agreements) which provide for the sale by Astec Industries, Inc. of all of the outstanding capital stock of American Augers, Inc. as well as certain assets related to the Trencor large trencher product line of Astec Underground, Inc.  Not included in the sale are the American Augers vertical oil and gas drilling rig product line and the four-track surface miner product line manufactured at Astec Underground.  The sale is expected to close before the end of the year.  The Agreements stipulate a purchase price of approximately $55,000,000 payable in cash at closing.  The sales price is subject to typical closing adjustments.

    The Agreements are subject to certain conditions and contain customary covenants, representations, and warranties as well as customary provisions concerning termination, indemnifications and remedies.

    The foregoing summary of the Agreements does not purport to be complete and is qualified in its entirety by reference to the Agreements, which will be filed as an exhibit to Astec Industries, Inc.'s next report on Form 10-K.

Item 8.01 Other Events

    On November 1, 2012, the Board of Directors of Astec Industries, Inc. declared a special one-time dividend of $1.00 per share to be paid on December 12, 2012 to common shareholders of record as of November 20, 2012.

Item 9.01.  Financial Statements and Exhibits

(d)       Exhibits

    99.1  Press Release, dated November 1, 2012.

 SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             ASTEC INDUSTRIES, INC.

Date: November 1, 2012

By: /s/ David C. Silvious
David C. Silvious
Chief Financial Officer, Vice President and Treasurer
(Principal Financial Officer)